Exhibit 99.1

Teladoc Health Reports Fourth Quarter and Full Year 2025 Results

NEW YORK, NY, February 25, 2026— Teladoc Health, Inc. (NYSE: TDOC), the global leader in virtual care, today reported financial results for the three months ended December 31, 2025 (“Fourth Quarter 2025”) and full year ended December 31, 2025 (“Full Year 2025”). Unless otherwise noted, percentage and other changes are relative to the three months ended December 31, 2024 (“Fourth Quarter 2024”) and full year ended December 31, 2024 (“Full Year 2024”).

Highlights

•Fourth Quarter 2025 revenue of $642.3 million, flat year-over-year, and Full Year 2025 revenue of $2,530.0 million, down 2% year-over-year
•Fourth Quarter 2025 net loss of $25.1 million, or $0.14 per share, and Full Year 2025 net loss of $200.3 million, or $1.14 per share
•Fourth Quarter 2025 adjusted EBITDA of $83.8 million, up 12% year-over-year, and Full Year 2025 adjusted EBITDA of $281.1 million, down 10% year-over-year
•Full Year 2025 operating cash flow of $294.4 million, flat year-over-year, and free cash flow of $166.9 million, down 2% year-over-year; ended the year with $781.1 million in cash and cash equivalents

“We closed 2025 with a solid finish, delivering consolidated revenue and adjusted EBITDA above the midpoint of our guidance ranges for the fourth quarter. I’m encouraged by the progress we made last year against each of our strategic priorities, as we strengthened our product portfolio, advanced innovation across Integrated Care and BetterHelp, and positioned the company to build on this momentum in 2026,” said Chuck Divita, Chief Executive Officer of Teladoc Health.

“Our focus remains on disciplined execution and performance acceleration as we progress through the year, with a clear commitment to advancing care and delivering better outcomes. Through continued product innovation and by leveraging advancements in our technology, we are strengthening our ability to meet the evolving needs of our clients and members to support sustainable growth over time.”

Key Financial Data
($ in thousands, except per share data, unaudited)
	Three Months Ended			Year Ended
	December 31,			December 31,
	2025	2024	Change	2025	2024	Change
Revenue	$642,269	$640,491	—%	$2,529,977	$2,569,574	(2)%

Net loss	$(25,143)	$(48,409)	48%	$(200,322)	$(1,001,245)	80%
Net loss per share, basic and diluted	$(0.14)	$(0.28)	50%	$(1.14)	$(5.87)	81%

Adjusted EBITDA (1)	$83,782	$74,835	12%	$281,095	$310,711	(10)%
See note (1) in the Notes section that follows.

Fourth Quarter 2025

Revenue of $642.3 million was up slightly compared to $640.5 million in Fourth Quarter 2024. Access fees revenue decreased 4% to $521.6 million while other revenue increased 24% to $120.7 million. U.S. revenue decreased 3% to $517.3 million while International revenue increased 19% to $125.0 million.

Integrated Care segment revenue increased 5% to $409.1 million in Fourth Quarter 2025 while BetterHelp segment revenue decreased 7% to $233.2 million.

Net loss totaled $25.1 million, or $0.14 per share, for Fourth Quarter 2025, compared to $48.4 million, or $0.28 per share, for Fourth Quarter 2024. Results for Fourth Quarter 2025 included amortization of intangible assets of $92.0 million, or $0.52 per share pre-tax, and stock-based compensation expense of $15.9 million, or $0.09 per share pre-tax. Net loss for Fourth Quarter 2025 also included restructuring costs related to severance costs and costs associated with office space reductions of $6.8 million, or $0.04 per share pre-tax. These items were partially offset by a tax benefit of $3.9 million, or $0.02 per share, related to the current year's acquisitions.

Results for Fourth Quarter 2024 primarily included amortization of intangible assets of $86.5 million, or $0.50 per share pre-tax, and stock-based compensation expense of $27.5 million, or $0.16 per share pre-tax. Net loss for Fourth Quarter 2024 also included restructuring costs related to severance costs and costs associated with office space reductions of $5.6 million, or $0.03 per share pre-tax.

Adjusted EBITDA(1) increased 12% to $83.8 million, compared to $74.8 million for Fourth Quarter 2024. Integrated Care segment adjusted EBITDA increased 23% to $65.3 million in Fourth Quarter 2025 while BetterHelp segment adjusted EBITDA decreased 15% to $18.5 million in Fourth Quarter 2025.

Full Year 2025

Revenue decreased 2% to $2,530.0 million from $2,569.6 million for Full Year 2024. Access fees revenue decreased 6% to $2,091.9 million, while other revenue increased 24% to $438.0 million. For Full Year 2025, U.S. revenue decreased 4% to $2,071.7 million while International revenue increased 12% to $458.2 million.

Integrated Care segment revenue increased 3% to $1,579.6 million while BetterHelp segment revenue decreased 9% to $950.4 million for Full Year 2025.

Net loss totaled $200.3 million, or $1.14 per share, for Full Year 2025, compared to $1,001.2 million, or $5.87 per share, for Full Year 2024. Results for Full Year 2025 included non-cash goodwill impairment charges of $71.8 million, or $0.41 per share pre-tax, amortization of intangibles of $350.8 million, or $1.99 per share pre-tax, and stock-based compensation expense of $80.4 million, or $0.46 per share pre-tax. Net loss for Full Year 2025 also included restructuring costs related to severance costs and costs associated with office space reductions of $18.8 million, or $0.11 per share pre-tax. These items were partially offset by tax benefits of $20.1 million, or $0.11 per share, primarily related to the completion of a research and development tax credit study and $15.0 million, or $0.08 per share, related to the current year's acquisitions.

The non-cash goodwill impairment charges recorded for Full Year 2025 were the result of the fair value of the Integrated Care segment being less than its carrying value at the time of the acquisitions of Catapult Health, LLC and Telecare Australia Pty Ltd.

Results for Full Year 2024 primarily included a non-cash goodwill impairment charge of $790.0 million, or $4.63 per share pre-tax, amortization of intangible assets of $363.4 million, or $2.13 per share pre-tax, stock-based compensation expense of $146.0 million, or $0.86 per share pre-tax, as well as restructuring costs related to severance costs and costs associated with office space reductions of $20.4 million, or $0.12 per share pre-tax.

Adjusted EBITDA(1) decreased 10% to $281.1 million, compared to $310.7 million for Full Year 2024. Integrated Care segment adjusted EBITDA increased 3% to $239.2 million and BetterHelp segment adjusted EBITDA decreased 46% to $41.9 million for the Full Year 2025.

Capex and Cash Flow

Cash flow from operations was $87.7 million in Fourth Quarter 2025, compared to $85.9 million in Fourth Quarter 2024, and was $294.4 million in Full Year 2025, compared to $293.7 million in Full Year 2024. Capitalized expenditures and capitalized software development costs (together, “Capex”) were $34.3 million in Fourth Quarter 2025, compared to $29.6 million in Fourth Quarter 2024, and were $127.5 million in Full Year 2025, compared to $124.1 million in Full Year 2024. Free cash flow was $53.4 million in Fourth

Quarter 2025, compared to $56.3 million in Fourth Quarter 2024, and was $166.9 million in Full Year 2025, compared to $169.6 million in Full Year 2024.

Financial Outlook

The outlook provided below is based on current market conditions and expectations and what we know today.

For the full year of 2026, we expect:
Full Year 2026 Outlook Range
Revenue	$2,470 - $2,587 million
Adjusted EBITDA	$266 - $308 million
Net loss per share	($1.10) - ($0.70)
Free Cash Flow	$130 - $170 million
U.S. Integrated Care Members (2)	97 - 100 million

Integrated Care
Revenue growth percentage (year-over-year)	0.40% - 3.90%
Adjusted EBITDA margin	15.10% - 16.10%

BetterHelp
Revenue growth percentage (year-over-year)	(7.00%) - (0.50%)
Adjusted EBITDA margin	3.00% - 4.60%

For the first quarter of 2026, we expect:
1Q 2026 Outlook Range
Revenue	$598 - $620 million
Adjusted EBITDA	$50 - $62 million
Net loss per share	($0.45) - ($0.35)
U.S. Integrated Care Members (2)	99 - 100 million

Integrated Care
Revenue growth percentage (year-over-year)	(1.20%) - 2.00%
Adjusted EBITDA margin	12.50% - 14.00%

BetterHelp
Revenue growth percentage (year-over-year)	(11.25%) - (7.00%)
Adjusted EBITDA margin	0.75% - 2.75%
See note (2) in the Notes section that follows.

Earnings Conference Call

The Fourth Quarter and Full Year 2025 earnings conference call and webcast will be held Wednesday, February 25, 2026 at 5:00 p.m. E.T. The conference call can be accessed by dialing 1-833-470-1428 for U.S. participants and using the access code #330912. For international participants, please visit the following link for global dial-in numbers: https://www.netroadshow.com/events/global-numbers?confId=95347. A live audio webcast will also be available online at http://ir.teladoc.com/news-and-events/events-and-presentations/. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

About Teladoc Health

Teladoc Health is the global leader in virtual care. The company is delivering and orchestrating care across patients, care providers, platforms, and partners — transforming virtual care into a catalyst for how better health happens. Through our relationships with health plans, employers, providers, health systems and consumers, we are enabling more access, driving better outcomes, extending provider capacity and lowering costs. Learn more at www.teladochealth.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, the information under the caption “Financial Outlook” and statements we make regarding future financial or operating results, future numbers of members, BetterHelp paying users or clients, litigation outcomes, regulatory developments, market developments, new products and growth strategies, initiatives to improve our efficiency and competitiveness, and the effects of any of the foregoing on our future results of operations or financial condition.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) changes in laws and regulations applicable to our business model; (ii) changes in market conditions and receptivity to our services and offerings, including our ability to effectively compete; (iii) results of litigation or regulatory actions; (iv) the loss of one or more key clients or the loss of a significant number of members or BetterHelp paying users; (v) changes in valuations or useful lives of our assets; (vi) changes to our abilities to recruit and retain qualified providers into our network; (vii) the impact of and risk related to impairment losses with respect to goodwill or other assets; (viii) the success of our initiatives to improve our efficiency and competitiveness; and (ix) imposed and threatened tariffs by the United States and its trading partners, and any resulting disruptions or inefficiencies in our supply chain. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue	$642,269	$640,491	$2,529,977	$2,569,574
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, which are shown separately below)	197,048	188,928	771,593	751,270
Advertising and marketing	149,655	174,726	653,372	705,787
Sales	47,665	52,726	194,518	204,993
Technology and development	71,608	76,752	277,922	307,274
General and administrative	108,422	99,996	431,891	435,490
Goodwill impairments	—	—	71,763	790,000
Acquisition, integration, and transformation costs	2,233	456	9,010	1,743
Restructuring costs	6,796	5,602	18,785	20,355
Amortization of intangible assets	92,039	86,540	350,764	363,365
Depreciation of property and equipment	2,800	2,980	13,314	10,183
Total costs and expenses	678,266	688,706	2,792,932	3,590,460
Loss from operations	(35,997)	(48,215)	(262,955)	(1,020,886)
Interest income	(6,951)	(14,231)	(36,770)	(57,071)
Interest expense	4,950	6,846	19,714	23,803
Other expense (income), net	(378)	7,341	(10,369)	6,035
Loss before provision for income taxes	(33,618)	(48,171)	(235,530)	(993,653)
Provision for income taxes	(8,475)	238	(35,208)	7,592
Net loss	$(25,143)	$(48,409)	$(200,322)	$(1,001,245)

Net loss per share, basic and diluted	$(0.14)	$(0.28)	$(1.14)	$(5.87)

Weighted-average shares used to compute basic and diluted net loss per share	177,831,580	172,765,307	176,221,530	170,564,088

Stock-based Compensation Summary

Compensation expense for stock-based awards was classified as follows (in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Cost of revenue (exclusive of depreciation and amortization, which are shown separately)	$494	$1,000	$2,082	$4,782
Advertising and marketing	1,006	1,552	4,894	12,575
Sales	2,808	4,683	13,817	24,807
Technology and development	3,316	7,721	17,477	34,855
General and administrative	8,287	12,516	42,144	68,932
Total stock-based compensation expense (3)	$15,911	$27,472	$80,414	$145,951
See note (3) in the Notes section that follows.

Revenues

	Three Months Ended December 31,			Year Ended December 31,
($ in thousands, unaudited)	2025	2024	Change	2025	2024	Change
Revenue by Type
Access Fees	$521,595	$543,123	(4)%	$2,091,941	$2,215,220	(6)%
Other	120,674	97,368	24%	438,036	354,354	24%
Total Revenue	$642,269	$640,491	—%	$2,529,977	$2,569,574	(2)%

Revenue by Geography
U.S. Revenue	$517,306	$535,396	(3)%	$2,071,739	$2,159,959	(4)%
International Revenue	124,963	105,095	19%	458,238	409,615	12%
Total Revenue	$642,269	$640,491	—%	$2,529,977	$2,569,574	(2)%

Summary Operating Metrics

Consolidated

	Three Months Ended December 31,			Year Ended December 31,
(In millions)	2025	2024	Change	2025	2024	Change
Total Visits	4.3	4.4	(1)%	17.1	17.3	(1)%

Integrated Care

	As of December 31,
(In millions)	2025	2024	Change
U.S. Integrated Care Members (2)	101.8	93.8	9%
Chronic Care Program Enrollment (4)	1.188	1.203	(1)%

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	Change	2025	2024	Change
Average Monthly Revenue Per U.S. Integrated Care Member (5)	$1.34	$1.39	(4)%	$1.29	$1.37	(6)%

BetterHelp

	Average for			Average for
	Three Months Ended December 31,			Year Ended December 31,
(In millions)	2025	2024	Change	2025	2024	Change
BetterHelp Paying Users (6)	0.375	0.400	(6)%	0.386	0.405	(5)%
See notes (2), (4), (5), and (6) in the Notes section that follows.

Operating Results by Segment (see note (7) in the Notes section that follows)

The following table presents operating results by reportable segment for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
($ in thousands, unaudited)	2025	2024	Change	2025	2024	Change
Integrated Care
Revenue	$409,094	$390,672	5%	$1,579,610	$1,528,870	3%
Adjusted EBITDA	$65,325	$53,161	23%	$239,222	$232,902	3%
Adjusted EBITDA Margin %	16.0%	13.6%		15.1%	15.2%

BetterHelp
Therapy Services	$229,056	$244,352	(6)%	$930,700	$1,017,725	(9)%
Other Wellness Services	4,119	5,467	(25)%	19,667	22,979	(14)%
Total Revenue	$233,175	$249,819	(7)%	$950,367	$1,040,704	(9)%
Adjusted EBITDA	$18,457	$21,674	(15)%	$41,873	$77,809	(46)%
Adjusted EBITDA Margin %	7.9%	8.7%		4.4%	7.5%

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(200,322)	$(1,001,245)
Adjustments to reconcile net loss to net cash flows from operating activities:
Goodwill impairments	71,763	790,000
Amortization of intangible assets	350,764	363,365
Stock-based compensation	80,414	145,951
Depreciation of property and equipment	13,314	10,183
Amortization of right-of-use assets	12,356	9,295
Provision for allowances for doubtful accounts	1	3,795
Deferred income taxes	(41,407)	(1,145)
Other, net	6,399	9,796
Changes in operating assets and liabilities:
Accounts receivable	25,126	(375)
Prepaid expenses and other current assets	6,688	5,188
Inventory	399	(9,749)
Other assets	7,997	(1,257)
Accounts payable	11,454	(10,365)
Accrued expenses and other current liabilities	(22,984)	30,178
Accrued compensation	13,296	(20,499)
Deferred revenue	(19,762)	(18,246)
Operating lease liabilities	(13,628)	(10,892)
Other liabilities	(7,511)	(298)
Net cash provided by operating activities	294,357	293,680
Cash flows from investing activities:
Capital expenditures	(8,893)	(10,790)
Capitalized software development costs	(118,562)	(113,262)
Proceeds from the sale of investment	740	—
Acquisitions accounted for as business combinations, net of cash acquired	(81,904)	—
Asset acquisition resulting in net intangible assets	(29,569)	—
Payments for investments	(27,875)	—
Other, net	60	—
Net cash used in investing activities	(266,003)	(124,052)
Cash flows from financing activities:
Proceeds from the exercise of stock options	85	3,566
Proceeds from employee stock purchase plan	3,000	4,748
Repayment of convertible senior notes	(550,629)	—
Payment of credit facility issuance costs	(4,108)	—
Other, net	—	(2)
Net cash (used in) provided by financing activities	(551,652)	8,312
Net (decrease) increase in cash and cash equivalents	(523,298)	177,940
Effect of foreign currency exchange rate changes	6,055	(3,288)
Cash and cash equivalents at beginning of the period	1,298,327	1,123,675
Cash and cash equivalents at end of the period	$781,084	$1,298,327

TELADOC HEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data, unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$781,084	$1,298,327
Accounts receivable, net of allowance for doubtful accounts of $4,033 and $5,134 at December 31, 2025 and December 31, 2024, respectively	192,826	214,146
Inventories	38,203	38,138
Prepaid expenses and other current assets	107,016	113,296
Total current assets	1,119,129	1,663,907
Property and equipment, net	26,972	29,487
Goodwill	283,190	283,190
Intangible assets, net	1,297,087	1,431,360
Operating lease—right-of-use assets	26,119	27,092
Other assets	105,803	81,488
Total assets	$2,858,300	$3,516,524
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,967	$33,130
Accrued expenses and other current liabilities	198,208	202,157
Accrued compensation	96,258	76,229
Deferred revenue—current	62,305	79,296
Convertible senior notes, net—current	—	550,723
Total current liabilities	404,738	941,535
Other liabilities	643	720
Operating lease liabilities, net of current portion	34,204	32,135
Deferred revenue, net of current portion	9,139	9,786
Deferred taxes, net	28,945	49,851
Convertible senior notes, net—non-current	994,925	991,418
Total liabilities	1,472,594	2,025,445
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 shares authorized; 178,315,400 shares and 173,405,016 shares issued and outstanding as of December 31, 2025 and December 31, 2024 respectively	178	173
Additional paid-in capital	17,850,478	17,759,194
Accumulated deficit	(16,430,222)	(16,229,900)
Accumulated other comprehensive loss	(34,728)	(38,388)
Total stockholders’ equity	1,385,706	1,491,079
Total liabilities and stockholders’ equity	$2,858,300	$3,516,524

Non-GAAP Financial Measures:

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP financial measures to clarify and enhance an understanding of past performance, which include adjusted EBITDA and free cash flow. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance, and are commonly used by investors to evaluate our performance and that of our competitors. We further believe that these financial measures are useful to assess our operating performance and financial and business trends from period-to-period by excluding certain items that we believe are not representative of our core business, and that free cash flow reflects an additional way of viewing our liquidity that, when viewed together with GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows. We use these non-GAAP financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize adjusted EBITDA as a key measure of our performance.

Adjusted EBITDA consists of net loss before provision for income taxes; other expense (income), net; interest income; interest expense; depreciation of property and equipment; amortization of intangible assets; restructuring costs; acquisition, integration, and transformation cost; goodwill impairments; and stock-based compensation.

Free cash flow is net cash provided by operating activities less capital expenditures and capitalized software development costs.

Our use of these non-GAAP terms may vary from that of others in our industry, and other companies may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Non-GAAP measures have important limitations as analytical tools and you should not consider them in isolation, and they should not be considered as an alternative to net loss before provision for income taxes, net loss, net loss per share, net cash from operating activities or any other measures derived in accordance with GAAP. Some of these limitations are:

•adjusted EBITDA eliminates the impact of the provision for income taxes on our results of operations, and does not reflect other expense (income), net, interest income, or interest expense;

•adjusted EBITDA does not reflect restructuring costs. Restructuring costs may include certain lease impairment costs, certain losses related to early lease terminations, and severance;

•adjusted EBITDA does not reflect significant acquisition, integration, and transformation costs. Acquisition, integration, and transformation costs include investment banking, financing, legal, accounting, consultancy, integration, fair value changes related to contingent consideration, and certain other transaction costs related to mergers and acquisitions. It also includes costs related to certain business transformation initiatives focused on integrating and optimizing various operations and systems, including upgrading our customer relationship management and enterprise resource planning systems. These transformation cost adjustments made to our results do not represent normal, recurring, operating expenses necessary to operate the business but, rather, incremental costs incurred in connection with our acquisition and integration activities;

•adjusted EBITDA does not reflect goodwill impairment charges; and

•adjusted EBITDA does not reflect the significant non-cash stock-based compensation expense which should be viewed as a component of recurring operating costs.

In addition, although amortization of intangible assets and depreciation of property and equipment are non-cash charges, the assets being amortized and depreciated will often have to be replaced in the future, and adjusted EBITDA does not reflect any expenditures for such replacements.

We compensate for these limitations by using these non-GAAP measures along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include net loss, net loss per share, net cash provided by operating activities, and other performance measures.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following is a reconciliation of net loss, the most directly comparable GAAP financial measure, to adjusted EBITDA:

Reconciliation of GAAP Net Loss to Adjusted EBITDA
(In thousands, unaudited)

					Outlook in millions (8)
	Three Months Ended December 31,		Year Ended December 31,		First Quarter	Full Year
	2025	2024	2025	2024	2026	2026
Net loss	$(25,143)	$(48,409)	$(200,322)	$(1,001,245)	$(81) - (63)	$(200) - (127)
Add:
Provision for income taxes	(8,475)	238	(35,208)	7,592
Other expense (income), net	(378)	7,341	(10,369)	6,035
Interest expense	4,950	6,846	19,714	23,803
Interest income	(6,951)	(14,231)	(36,770)	(57,071)
Depreciation of property and equipment	2,800	2,980	13,314	10,183
Amortization of intangible assets	92,039	86,540	350,764	363,365
Restructuring costs	6,796	5,602	18,785	20,355
Acquisition, integration, and transformation costs	2,233	456	9,010	1,743
Goodwill impairments	—	—	71,763	790,000
Stock-based compensation	15,911	27,472	80,414	145,951
Total Adjustments	108,925	123,244	481,417	1,311,956	113 - 143	393 - 508
Consolidated Adjusted EBITDA	$83,782	$74,835	$281,095	$310,711	$50 - 62	$266 - 308

Segment Adjusted EBITDA
Integrated Care	$65,325	$53,161	$239,222	$232,902
BetterHelp	18,457	21,674	41,873	77,809
Consolidated Adjusted EBITDA	$83,782	$74,835	$281,095	$310,711
See note (8) in the Notes section that follows.

The following is a reconciliation of net cash provided by operating activities, the most directly comparable GAAP financial measure, to free cash flow:

Reconciliation of GAAP Net Cash Provided by Operating Activities to Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Year Ended		Outlook (9)
	December 31,		December 31,		Full Year
	2025	2024	2025	2024	2026 (in millions)
Net cash provided by operating activities	$87,742	$85,902	$294,357	$293,680	$260 - 290
Capital expenditures	(2,619)	(6,132)	(8,893)	(10,790)
Capitalized software development costs	(31,700)	(23,512)	(118,562)	(113,262)
Capex	(34,319)	(29,644)	(127,455)	(124,052)	(130) - (120)
Free Cash Flow	$53,423	$56,258	$166,902	$169,628	$130 - 170
See note (9) in the Notes section that follows.

Notes:

1.A reconciliation of each non-GAAP measure to the most comparable measure under GAAP has been provided in this press release in the accompanying tables. An explanation of these non-GAAP measures is also included under the heading “Non-GAAP Financial Measures.”

2.U.S. Integrated Care Members represent the number of unique individuals who have paid access and visit fee only access to our suite of integrated care services in the U.S. at the end of the applicable period.

3.Excluding the amount capitalized related to software development projects.

4.Chronic Care Program Enrollment represents the total number of enrollees across our suite of chronic care programs at the end of the applicable period.

5.Average monthly revenue per U.S. Integrated Care member is calculated by dividing the total revenue generated from the Integrated Care segment by the average number of U.S. Integrated Care Members (see note 2) during the applicable period.

6.BetterHelp Paying Users represent the average number of global monthly paying users of our BetterHelp therapy services during the applicable period, including both those who pay directly out-of-pocket and those who utilize their insurance coverage.

7.We have two segments: Integrated Care and BetterHelp. The Integrated Care segment includes a suite of global virtual medical services including general medical, expert medical services, specialty medical, chronic condition management, mental health, and enabling technologies and enterprise telehealth solutions for hospitals and health systems. The BetterHelp segment includes virtual therapy and other wellness services provided on a global basis which are predominantly marketed and sold on a direct-to-consumer basis.

8.We have not provided a full line-item reconciliation for net loss to adjusted EBITDA outlook because we do not provide outlook on the individual reconciling items between net loss and adjusted EBITDA. This is due to the uncertainty as to timing, and the potential variability, of the individual reconciling items such as impairments, stock-based compensation and the related tax impact, provision for income taxes, acquisition, integration, and transformation costs, and restructuring costs, the effect of which may be significant. Accordingly, a full line-item reconciliation of the GAAP measure to the corresponding non-GAAP financial measure outlook is not available without unreasonable effort.

9.We have not provided a line-item reconciliation for free cash flow to net cash from operating activities for this future period because we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and we are unable to reasonably predict certain items contained in the GAAP measure without unreasonable effort.

Investors:
Michael Minchak
617-444-9612
ir@teladochealth.com

Media:
Lou Serio
202-569-9715
pr@teladochealth.com